Exhibit 15.1

May 1, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20509

Commissioners:

We have read Item 16F of the Annual Report on Form 20-F dated May 1, 2025, of Codere Online Luxembourg S.A. and are in agreement with the statements contained in the third paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, S.L.